Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Extreme Networks Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑192507, 333-165268, 333-112831, 333-105767, 333-76798, 333-65636, 333-58634, 333-55644, 333-131705, 333-201456, 333-83729 and 333‑215648) on Form S-8 of Extreme Networks, Inc. of our report dated September 13, 2017, with respect to the consolidated balance sheets of Extreme Networks, Inc. and subsidiaries as of June 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2017, and the effectiveness of internal control over financial reporting as of June 30, 2017, which report appears in the June 30, 2017 annual report on Form 10‑K of Extreme Networks, Inc.

/s/ KPMG LLP

Raleigh, North Carolina
September 13, 2017